Exhibit 99.1

Spectrum Pharmaceuticals Announces New Strategic Investment by Hanmi Pharmaceutical

January 4, 2022

HENDERSON, Nev.—(BUSINESS WIRE)—Jan. 4, 2022— Spectrum Pharmaceuticals (NasdaqGS: SPPI), a biopharmaceutical company focused on novel and targeted oncology therapies, today announced a $20 million equity investment by Hanmi Pharmaceutical along with revisions to the licensing agreements for ROLONTIS® (eflapegrastim) and poziotinib. Under the terms of the strategic investment, Hanmi entered into a $20 million equity purchase agreement that will be priced at $1.60 per share.

“This investment represents a strengthening in the relationship that we have with Hanmi,” said Tom Riga, President and CEO of Spectrum Pharmaceuticals. “We look forward to our continued partnership with Hanmi and to achieving the shared goal of gaining FDA approval for ROLONTIS and poziotinib.”

“Following a recent meeting in Korea with Spectrum management, we wanted to make this investment as a symbol of our confidence in their strategic direction moving forward,” said Se-Chang Kwon, Ph.D., Chief Executive Officer at Hanmi Pharmaceutical. “We view our collaboration with Spectrum as a key driver of our future growth and an integral part of bringing Hanmi’s novel molecules to the U.S. market.”

Amendments to the licensing agreements for both ROLONTIS and poziotinib will result in the conversion of the upfront milestone payments for both products to deferred royalties. In addition, the royalty obligation for ROLONTIS will be changed to mid-single digits as a percent of sales for a specified period. Previously, the contract terms stipulated tiered royalties ranging from low double digits to mid-teens on Spectrum’s annual net sales of ROLONTIS. The milestone payment based on ROLONTIS approval in the U.S. will be eliminated in return for an additional royalty, that will continue until the milestone is fully paid, based on the incremental royalty. Also, the amended agreement eliminates poziotinib’s approval milestone payment in return for an additional royalty that will continue until the milestone is fully paid, based on the incremental royalty. The companies also agreed to an amended supply arrangement that is expected to result in a lower cost of goods sold for Spectrum.

About ROLONTIS® (eflapegrastim)

ROLONTIS is a novel, long-acting granulocyte colony-stimulating factor (G-CSF) seeking an indication for the treatment of neutropenia in patients receiving myelosuppressive anti-cancer drugs. The BLA for ROLONTIS is supported by data from two identically designed Phase 3 clinical trials, ADVANCE and RECOVER, which evaluated the safety and efficacy of ROLONTIS in 643 early-stage breast cancer patients for the treatment of neutropenia due to myelosuppressive chemotherapy. In both studies, ROLONTIS demonstrated the pre-specified hypothesis of non-inferiority (NI) in duration of severe neutropenia (DSN) and a similar safety profile to pegfilgrastim. ROLONTIS also demonstrated non-inferiority to pegfilgrastim in the DSN across all 4 cycles (all NI p<0.0001) in both trials.

About Spectrum Pharmaceuticals, Inc.

Spectrum Pharmaceuticals is a biopharmaceutical company focused on acquiring, developing, and commercializing novel and targeted oncology therapies. Spectrum has a strong track record of successfully executing across the biopharmaceutical business model, from in-licensing and acquiring differentiated drugs, clinically developing novel assets, successfully gaining regulatory approvals and commercializing in a competitive healthcare marketplace. Spectrum has a late-stage pipeline with novel assets that serve areas of unmet need. This pipeline has the potential to transform the company in the near future. For additional information on Spectrum Pharmaceuticals please visit www.sppirx.com.

Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements are based on management’s current beliefs and expectations, and speak only as of the date hereof. These statements include, but are not limited to, statements that relate to Spectrum’s business and its future, including the likelihood and timing of achieving certain company milestones, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, and the ability of such pipeline to transform the company in the near future, the timing and results of FDA decisions relating to ROLONTIS and poziotinib, the impact of the amendment to the supply agreement on the company’s cost of goods sold, and any other statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that Spectrum’s existing and new drug candidates may not prove safe or effective, the possibility that our existing and new applications to the FDA and other regulatory agencies may not receive approval in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the company’s reports filed with the Securities and Exchange Commission. The company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

SPECTRUM PHARMACEUTICALS, INC.® and ROLONTIS® are registered trademarks of Spectrum Pharmaceuticals, Inc and its affiliate. REDEFINING CANCER CARE™ and theSpectrum Pharmaceuticals logos are trademarks owned by Spectrum Pharmaceuticals, Inc. Any other trademarks are the property of their respective owners.

© 2022 Spectrum Pharmaceuticals, Inc. All Rights Reserved

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Robert Uhl

Managing Director, ICR Westwicke

858.356.5932

robert.uhl@westwicke.com

Kurt Gustafson

Chief Financial Officer

949.788.6700

InvestorRelations@sppirx.com

Source: Spectrum Pharmaceuticals, Inc.